Exhibit (e)(3)

SECOND AMENDMENT TO

SALIENT MF TRUST

DISTRIBUTION AGREEMENT

This Second Amendment (the “Amendment”) to the Distribution Agreement (the “Agreement”) dated as of May 31, 2012, by and between Salient MF Trust (the “Client”) and Foreside Fund Services, LLC (the “Distributor”) is hereby entered into as of January 29, 2014 (the “Effective Date”).

WHEREAS, the Client and the Distributor desire to amend Exhibit A of the Agreement to add the Salient MLP Fund; and

WHEREAS, Section 16 of the Agreement requires that all amendments and modifications to the Agreement be in writing and signed by the parties;

NOW THEREFORE, in consideration of the terms, covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to amend the Agreement as follows:

1.	Exhibit A to the Agreement is hereby amended and restated as provided on Appendix A attached hereto.

2.	Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

3.	All other terms and conditions of the Agreement remain in effect and are hereby incorporated herein by reference.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.

SALIENT MF TRUST		FORESIDE FUND SERVICES, LLC

By:	/s/ John A. Blaisdell	By:	/s/ Mark A. Fairbanks
Name:	John A. Blaisdell	Name:	Mark A. Fairbanks
Title:	Managing Director	Title:	President

APPENDIX A

EXHIBIT A

Fund Names:

Salient Risk Parity Fund

Salient MLP & Energy Infrastructure Fund II

Salient Alternative Beta Fund

Salient Trend Fund (formerly, Salient Pure Trend Fund)

Salient Global Equity Fund

Salient MLP Fund